Exhibit 4.1

Standard Motor Products, Inc.
 2016 Omnibus Incentive Plan

TABLE OF CONTENTS

i

Standard Motor Products, Inc.
2016 Omnibus Incentive Plan

Article 1.	Establishment, Purpose, and Duration

1.1                Establishment.  Standard Motor Products, Inc., a New York corporation (hereinafter referred to as the “Company”), establishes this incentive compensation plan to be known as the Standard Motor Products, Inc. 2016 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

Upon its effectiveness, the Plan shall supersede the Existing Equity Plan (as defined herein), to the extent the Existing Equity Plan is still in effect, such that no further awards shall be made under the Existing Equity Plan. This Plan shall not, in any way, affect awards under the Existing Equity Plan that are outstanding as of the Effective Date.  If the Company’s shareholders do not approve this Plan, no Awards will be made under this Plan.

This Plan’s effective date is the date the Plan is approved by the Company’s shareholders (the “Effective Date”), and the Plan shall remain in effect as provided in Section 1.3 hereof.

1.2                Purpose of this Plan.  The purpose of this Plan is to provide a means whereby Employees, Directors, and Third Party Service Providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.  A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third Party Service Providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3                Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date.  After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.  Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2.	Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4	“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8	“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement (or similar agreement) between the Company, or an Affiliate, and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(a)	Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or Director after reasonable notice to the Participant of that failure;

(b)	Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)	Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d)	Material breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.9	“Change of Control” means the occurrence of any one of the following events with respect to the Company:

(a)	The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.9, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.9(c); provided, however, the acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power shall not constitute a Change of Control if Standard Motor Products, Inc. maintains a Beneficial Ownership of more than fifty percent (50%) of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors;

(b)	Individuals who constitute the Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

(c)	Consummation of a reorganization, merger, or consolidation to which the Company is a party (a “Business Combination”), in each case unless, following such Business Combination all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(d)	Any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s); provided, however, that a transfer of assets by the Company is not treated as a Change of Control if the assets are transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) of more of the total value or voting power of all outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the previous subsection (C). For purposes of this paragraph, (1) gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and (2) a Person’s status is determined immediately after the transfer of the assets.

2.10	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11	“Committee” means the Compensation and Management Development Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall (i) be appointed from time to time by and shall serve at the discretion of the Board, and (ii) consist of “outside directors” as defined in Section 162(m) of the Code and “non-employee directors” as defined in Section 16 of the Exchange Act. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12	“Company” or “Corporation” means Standard Motor Products, Inc., a New York corporation, and any successor thereto as provided in Article 20 herein.

2.13	“Covered Employee” means any salaried Employee who is or may become a “covered employee,” as defined in Code Section 162(m) and who is designated by the Committee as a Covered Employee under this Plan for such applicable Performance Period, as either as an individual Employee or class of Employees.

2.14	“Director” means any individual who is a member of the Board of Directors of the Company.

2.15	“Disability” or “Disabled” means that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.16	“Effective Date” has the meaning set forth in Section 1.1.

2.17	“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.19	“Existing Equity Plan” means the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan, as amended.

2.20	“Fair Market Value” or “FMV” means, on any given date, the closing price of a Share as reported on the New York Stock Exchange (“NYSE”) on such date, or if Shares were not traded on NYSE on such day, then on the next preceding day that Shares were traded on NYSE; in the event Shares are traded only on an exchange other than NYSE, references herein to NYSE shall mean such other exchange.

2.21	“Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.22	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.23	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.24	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.25	“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.26	“Net Income” means the consolidated net income before taxes for the Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.27	“Nonemployee Director” means a Director who is not an Employee.

2.28	“Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.29	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.30	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.31	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.32	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.33	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.34	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.35	“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.36	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award which period may not be less than one (1) year, or, if less than one (1) year, such period of time designated by the Committee so long as the Performance Measures for such period of time have been designated by the Committee before the earlier of (i) ninety (90) days after the beginning of the Performance Period, or (ii) the date as of which twenty-five percent (25%) of such period of time has elapsed.

2.37	“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.38	“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.39	“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.40	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.41	“Plan” means this Standard Motor Products, Inc. 2016 Omnibus Incentive Plan.

2.42	“Plan Year” means the calendar year.

2.43	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.44	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant date.

2.45	“Share” means a share of common stock of the Company, $2.00 par value per share.

2.46	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.47	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.48	“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.	Administration

3.1                General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan.  The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2                Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3                Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.	Shares Subject to this Plan and Maximum Awards

4.1                Number of Shares Available for Awards and Maximum Amount of Non-Share Awards.

Subject to adjustment as provided in Section 4.4:

(a)	The maximum number of Shares available for issuance to Participants under this Plan, inclusive of Shares issued and Shares underlying then outstanding Awards granted on or after the Effective Date, is one million one hundred thousand (1,100,000) Shares (the “Share Authorization”).

(b)	The maximum aggregate number of Shares of the Share Authorization that may be issued pursuant to ISOs or SARs under this Plan shall be one million one hundred thousand (1,100,000).

(c)	The maximum number of Shares of the Share Authorization that may be issued as Full Value Awards under this Plan shall be one million one hundred thousand (1,100,000).

(d)	The maximum number of Shares of the Share Authorization that may be issued to Nonemployee Directors pursuant to Nonemployee Director Awards shall be two hundred fifty thousand (250,000) Shares, and no Nonemployee Director may receive Nonemployee Director Awards subject to more than ten thousand (10,000) Shares in any Plan Year.

4.2                Share Usage.  Shares covered by an Award shall only be counted as used to the extent they are actually issued.  With respect to Options and SARs, the number of Shares available for Awards under the Plan pursuant to Section 4.1, shall be reduced by one Share for each Share covered by such Award or to which such Award relates.  Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.  In addition, any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan.  In no event, however, will the following Shares again become available for Awards or increase the number of Shares available for grant under the Plan:  (i) Shares tendered by the Participant in payment of the exercise price of an Option; (ii) Shares withheld from exercised Awards for tax withholding purposes; (iii) Shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) Shares repurchased by the Company with proceeds received from the exercise of an Option.  The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3                Annual Award Limits.  Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4 and/or 19.2, shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be twenty-five thousand (25,000).

(b)	SARs: The maximum number of Shares subject to SARs granted in any one Plan Year to any one Participant shall be twenty-five thousand (25,000).

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be ten thousand (10,000).

(d)	Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be ten thousand (10,000) Shares, or equal to the value of ten thousand (10,000) Shares, determined as of the date of grant, as applicable.

(e)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of one million dollars ($1,000,000) or the value of twenty-five thousand (25,000) Shares, determined as of the date of grant, as applicable.

(f)	Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be twenty-five thousand (25,000) Shares.

4.4                Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5.	Eligibility and Participation

5.1                Eligibility.  Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2                Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

Article 6.	Stock Options

6.1                Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to Employees of the Company, a parent, or Subsidiary (as permitted under Code Sections 422 and 424).

6.2                 Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.  The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3                Option Price.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

6.4                Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary date of its grant.  Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5                Exercise of Options.  Subject to Section 6.10, Options granted under this Article 6 shall be exercisable at such times and be subject to such restric-tions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6                Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7                Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8                Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9                Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.10             Vesting.  An Option grant by its terms shall vest only after such period of time as the Committee shall determine and specify in the Award Agreement, but in no event less than three (3) years following the date of grant of such Award provided that Options granted may partially vest after no less than one (1) year so long as the entire grant does not vest fully until at least three (3) years have elapsed from the date of grant, except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control.

Article 7.	Stock Appreciation Rights

7.1                Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2                SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3                Term of SAR.  The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.  Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4                Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5                Settlement of SARs.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion.  The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6                Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7               Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

7.8                Vesting.  A grant of SARs by its terms shall vest only after such period of time as the Committee shall determine and specify in the Award Agreement, but in no event less than three (3) years following the date of grant of such Award provided that SARs granted may partially vest after no less than one (1) year so long as the entire grant does not vest fully until at least three (3) years have elapsed from the date of grant, except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control.

Article 8.	Restricted Stock and Restricted Stock Units

8.1                Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.  Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2                Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3                Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4                Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Standard Motor Products, Inc. 2016 Omnibus Incentive Plan, and in the associated Award Agreement.  A copy of this Plan and such Award Agreement may be obtained from Standard Motor Products, Inc.

8.5                Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6                Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7                Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b).  If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.8                Vesting.  A grant of Restricted Stock or Restricted Stock Units pursuant to this Article 8 shall be subject to a minimum vesting period of at least three (3) years (which may be a 3-year cliff or graded schedule), or such longer period as the Committee, in its sole discretion, may determine.  Notwithstanding the foregoing, the Committee may provide that a grant to a Nonemployee Director or an Employee who is age 65 or older may be subject to a minimum one (1) year vesting period.  The Committee may also determine that the vesting period may be accelerated in the event of the death, Disability, involuntary termination without Cause or retirement of a Participant or in the event of a Change of Control.

Article 9.	Performance Units/Performance Shares

9.1                Grant of Performance Units/Performance Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.  Performance Units and Performance Shares that are earned (as described in Section 9.3) may be subject to vesting requirements as set forth in the applicable Award Agreement.  Except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control, Performance Units and Performance Shares may not vest prior to the expiration of at least one (1) year of a Performance Period.

9.2                Value of Performance Units/Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that may be earned by the Participant.

9.3                Earning of Performance Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period and vesting period, if any, have ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4                Form and Timing of Payment of Performance Units/Performance Shares.  Payment of earned and vested Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned and vested Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof).  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5                Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10.	Cash-Based Awards and Other Stock-Based Awards

10.1            Grant of Cash-Based Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2            Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine.  Any such grant shall be subject to a minimum vesting period of at least one (1) year, except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control.  Notwithstanding the foregoing, unless otherwise provided by the Committee, any such Awards granted as Full Value Awards shall not be subject to a vesting schedule.  Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3            Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.  The Committee may establish performance goals in its discretion.  If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4            Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5            Termination of Employment.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11.	Transferability of Awards

11.1            Transferability.  Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant.  Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.  The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2            Committee Action.  The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 12.	Performance Measures

12.1            Performance Measures.  The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, throughput, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Earnings before taxes;

(i)	Gross or operating margins;

(j)	Corporate value measures;

(k)	Capital expenditures;

(l)	Unit volumes;

(m)	Productivity ratios;

(n)	Share price (including, but not limited to, growth measures and total shareholder return);

(o)	Cost or expense;

(p)	Margins (including, but not limited to, debt or profit);

(q)	Operating efficiency;

(r)	Working capital targets or any element thereof;

(s)	Expense targets;

(t)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(u)	Strategic milestones (including, but not limited to, debt reduction, improvement of cost of debt, equity or capital, completion of projects, achievement of synergies or integration objectives, or improvements to credit rating, inventory turnover, weighted average cost of capital, implementation of significant new processes, productivity or production, product quality, and any combination of the foregoing);

(v)	Strategic sustainability metrics (including, but not limited to, corporate governance, consumer advocacy, enterprise risk management, employee development, and portfolio restructuring); and

(w)	Gross, operating, stockholder equity, or net worth.

Any one or more Performance Measure(s) may be used to measure the performance of any Participant, the Company, Subsidiary, and/or Affiliate as a whole or any business unit or line of business of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures on an absolute, gross, total, net per share, average, adjusted or relative basis (or measure based on changes therein), including, as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (n) above as compared to various stock market indices.  The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2            Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No.  30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3            Adjustment of Performance-Based Compensation.  Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4            Committee Discretion.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13.	Nonemployee Director Awards

The Board or Committee shall determine all Awards to Nonemployee Directors.  The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement.

Article 14.	Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 15.	Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 16.	Rights of Participants

16.1            Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment, or service on the Board or to the Company, at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment, or service as a Director or Third Party Service Provider, for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2            Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3            Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17.	Change of Control

17.1            Change of Control of the Company.  Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement or an applicable severance compensation agreement.

Upon a Change of Control, except to the extent that another Award meeting the requirements of Section 17.2 (a “Replacement Award”) is provided to the Participant to replace such Award (the “Replaced Award”), all then-outstanding Stock Options and Stock Appreciation Rights shall immediately become fully vested and exercisable, and all other then-outstanding Awards whose exercisability depends merely on the satisfaction of a service obligation by a Participant to the Company, Subsidiary, or Affiliate shall vest in full and be free of restrictions related to the vesting of such Awards. The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion,  determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share of Common Stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of Common Stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares of Common Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor.

17.2            Replacement Awards.  An Award shall meet the conditions of this Section 17.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control).  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 17.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

17.3            Termination of Employment.  Upon a termination of employment, or termination of directorship, of a Participant occurring in connection with or during the period of two (2) years after such Change of Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Stock Options and Stock Appreciation Rights held by the Participant immediately before the termination of employment, or termination of directorship, that the Participant held as of the date of the Change of Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Stock Option or SAR, whichever period is shorter; provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.

Article 18.	Amendment, Modification, Suspension, and Termination

18.1            Amendment, Modification, Suspension, and Termination.  Subject to Section 17.3, the Board of Directors may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, (i) no Options or SARs issued under this Plan will be repriced, repurchased (including a cash buyout), replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, (ii) any amendment of the Plan must comply with the rules of the NYSE, and (iii) no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2            Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3            Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4            Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.  By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under the Plan without further consideration or action.

Article 19.	Withholding

19.1            Tax Withholding.  The Company shall have the power and the right to deduct or withhold from any amounts due and owing to the Participant, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2            Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to disapproval by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold whole Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax withholding that could be imposed on the transaction.  All such elections shall be irrevocable, and shall be subject to any restrictions or limitations that the Committee deems appropriate, in its sole discretion.

Article 20.	Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21.	General Provisions

21.1            Forfeiture Events.

(a)	All Awards to a Participant who is an officer subject to Section 16 of the Exchange Act, including the Chief Executive Officer and Chief Financial Officer of the Company, or as otherwise defined by the Securities and Exchange Commission, shall be subject to forfeiture as provided under the Company’s Clawback Policy (“Policy”), adopted as of February 28, 2011, as amended from time to time in the discretion of the Company. The Policy shall be provided to affected Participants and which shall be considered incorporated into and made a part of this Plan and any Award Agreement issued to an affected Participant. Additionally, the Company shall also comply with any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable agency.

(b)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, circumstances or events provided for under applicable securities laws, rules or statutes, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

21.2            Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3            Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4            Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5            Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6            Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7            Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8            Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9            Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and/or Directors or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and/or Directors or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10         Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11         Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.  To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12         No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13         Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee annual incentive awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14         Deferred Compensation.  If any Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void.  However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance.  Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

21.15         Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16         No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17         Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the Southern District of New York, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18         Section 162(m).  It is the intention of the Company that, unless otherwise provided by the Committee, awards determined in accordance with this Plan shall be excluded from the deduction limitations contained in Section 162(m).  Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

As evidence of its adoption of this Plan, the Company has caused this document to be executed by its duly authorized officer the 19th day of May, 2016.

STANDARD MOTOR PRODUCTS, INC.

By:	/s/ James J. Burke

Name:	James J. Burke

Title:	Executive Vice President Finance and Chief Financial Officer

STANDARD MOTOR PRODUCTS, INC.

STANDARD MOTOR PRODUCTS, INC. 2016 OMNIBUS INCENTIVE PLAN

FORM OF PERFORMANCE SHARES AWARD AGREEMENT

THIS AGREEMENT, dated as of ________, is between Standard Motor Products, Inc. (“Company”), a New York corporation, and __________________ (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2016 Omnibus Incentive Plan (“Plan”) and Awardee wishes to accept the Award under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.                   Award of Performance Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded __________________ Performance Shares (the “Award”), subject to the terms and conditions of the Plan and those herein set forth.  The Award is granted as of the date of this Agreement as noted above (the “Grant Date”).

2.                   Performance Criteria.  The Award shall be subject to the Measurement Period and the Threshold, Target, and Maximum Performance Goals described in Exhibit A to this Agreement.  The Measurement Period for purposes of this Award shall be the 20__, 20__, and 20__ calendar years.  Threshold Performance Goal must be met in order for any payment to be made under the Award.

(a)        If the Target Performance Goal is achieved, the Awardee shall be entitled to payment of 100% of the Award.

(b)        If the Maximum Performance Goal is achieved, the Awardee shall be entitled to payment of 200% of the Award.

(c)        If performance falls between the Threshold Performance Goal and the Target Performance Goal, or between the Target Performance Goal and the Maximum Performance Goal, the percentage of the Award which shall be payable will be as described in Exhibit A.

3.                   Determination of Earned Award and Vesting.

(a)         Determination of Award.  As soon as practicable after the end of Measurement Period, a determination shall be made by the Committee of the number of Performance Shares that Awardee has earned.  The date as of which the Committee determines the number of Performance Shares earned shall be the “Award Date.”

(b)        Vesting.  Awardee’s interest in the earned Performance Shares shall become vested and non-forfeitable on the third anniversary of the Grant Date subject to the remaining provisions of this Award.

(c)        Forfeiture of Award.  If the Threshold Performance Goal is not achieved by the end of the Measurement Period, or if the Awardee shall cease to be an Employee prior to the vesting of the Award, the entire Award shall be forfeited.

(d)        Payment of Award.  The Award payable under this Section 3 shall be paid in Shares as soon as practicable after the date the Award becomes vested, except to the extent that the Committee, in its discretion, determines that cash be paid in lieu of some or all of such Shares.  In no event will the Award be paid later than the March 15th of the year after the year in which the Award becomes vested.

(f)         Holding Period.  If the Awardee is subject to the Company’s Stock Ownership Guidelines, adopted as of May 14, 2015, unless waived by the Company, after the end of the vesting period set forth in this Section 3, the Awardee shall be subject to a mandatory holding period of two years for Shares paid to Awardee upon the lapse of restrictions on the Award, net of funds necessary for payment of applicable taxes. The Committee may waive the holding period if enforcing the holding period would create severe hardship or prevent an Awardee from complying with a court order.

4.                   Other Terms and Conditions.  It is understood and agreed that the Award evidenced hereby is subject to the following additional terms and conditions:

(a)        Right to Continued Service.  This Award shall not confer upon the Awardee any right with respect to continuance of employment with the Company nor shall this Award interfere with the right of the Company to terminate the Awardee’s employment at any time and for any reason.

(b)        Rights of a Stockholder.  Prior to the time an Award is earned and fully vested hereunder, the Awardee shall have no right to transfer, pledge, hypothecate, or otherwise encumber such Award until and unless it has been paid out.  Before the Award has been fully paid in Shares, the Awardee shall have no rights as a stockholder including, but not limited to, the right to vote.

5.                    Tax Withholding.  No later than the date of vesting of the Awards, the Awardee shall pay to the Company an amount sufficient to allow the Company to satisfy any tax withholding obligations the Company may have, or choose to perform, in connection with the Award. To this end, the Awardee shall, as applicable:

(a)        pay the Company the amount of tax to be withheld (including through payroll withholding with respect to other cash amounts due to the Awardee from the Company),

(b)        deliver to the Company other shares of stock of the Company owned by the Awardee prior to such date having a fair market value, as determined by the Committee, not less than the amount of the tax withholding due, which other shares have been owned by the Awardee for more than six (6) months;

(c)        make a payment to the Company consisting of a combination of cash and shares of stock described in (b); or

(d)        have the Company withhold Shares that would otherwise be delivered to the Awardee at the time of such vesting (but only in an amount which covers the minimum legally required tax withholding).

Notwithstanding the foregoing, it is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

6.                   References.  References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.                   Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Attn.:  Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s corporate records, or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

8.                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

9.                   Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

10.                Waiver and Acknowledgement.  The Awardee agrees that the Plan supersedes and replaces all prior stock option and share incentive plans of the Company, and hereby waives any entitlement to future grants of any shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any employment contract or agreement to any options or stock of the Company except as specifically set forth in the Plan, or except as provided in previous grants.

11.                Capitalized and Defined Terms.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

12.                Forfeiture.  This Award is subject to (i) forfeiture as provided under the Company’s Clawback Policy, adopted as of February 28, 2011, as amended from time to time in the discretion of the Company; and (ii) any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable agency.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

STANDARD MOTOR PRODUCTS, INC.

By:

Name:

Title:

AWARDEE

By:

Name:

EXHIBIT A

Measurement Period: ________ to ________

Performance Goals and Pay-Outs:

	Performance Goal*	Performance Goal as Percentage of Target	Pay-out as Percentage of Target
Below Threshold	$_____	___%	0%
Threshold	$_____	___%	50%
Target	$_____	___%	100%
Maximum	$_____	___%	200%

Schedule of payments for intermediate results: If performance falls between the Threshold Performance Goal and the Target Performance Goal, or between the Target Performance Goal and the Maximum Performance Goal, the percentage of the Performance Share Award shall be interpolated such that, for example, if (a) ___% of the Target Performance Goal is achieved (or $___), the Awardee shall be entitled to payment of ___% of the Performance Share Award or (b) ___% of the Target Performance Goal is achieved (or $___), the Awardee shall be entitled to payment of ___% of the Performance Share Award.

* For purposes of this Agreement, the Performance Goals listed above have been determined by the Compensation Committee of the Board of Directors based on the Company’s strategic plans. The dollar amounts listed above are based on the Earnings before Taxes, excluding special items.

STANDARD MOTOR PRODUCTS, INC.

STANDARD MOTOR PRODUCTS, INC. 2016 OMNIBUS INCENTIVE PLAN

FORM OF RESTRICTED STOCK AWARD AGREEMENT – EMPLOYEES

THIS AGREEMENT, dated as of _________ , is between Standard Motor Products, Inc. (“Company”), a New York corporation, and ____________ (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2016 Omnibus Incentive Plan (“Plan”) and Awardee wishes to accept the Award under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.                   Award of Restricted Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded ____________ shares of the Company’s Common Stock (“Restricted Shares”), subject to the terms and conditions of the Plan and those herein set forth (“Restricted Share Award”).  The Restricted Share Award is granted as of the date of this Agreement as noted above (“Grant Date”).

2.                   Vesting of Restricted Share Award.  Unless otherwise provided by the Committee, the Restricted Share Award, and all amounts receivable in connection with any adjustments to the Shares under Sections 4.4 and 18.2 of the Plan, shall be subject to the vesting schedule in this Section 2.

(a)            Vesting Schedule.   This Restricted Share Award shall become fully vested upon the third anniversary of the Grant Date.  In the event the Awardee ceases to be an Employee for any reason (a “Termination of Service”) before the date the Restricted Share Award has vested, except as provided in Section 2(b) or 2(c) below, the Awardee shall forfeit the entire Restricted Share Award.

(b)            Death, Retirement, Disability or Involuntary Termination without Cause.  In the event of the Awardee’s Termination of Service due to the Awardee’s death, retirement at or after age 65, Disability, or involuntary termination without Cause, the Awardee shall be immediately vested in the Award.

(c)            Change in Control.  Notwithstanding any provision of this Section 2 to the contrary, the entire Restricted Share Award shall become immediately vested in full upon a Change in Control of the Company.

(d)            Holding Period.  If the Awardee is subject to the Company’s Stock Ownership Guidelines, adopted as of May 14, 2015, unless waived by the Company, after the end of the vesting period set forth in paragraph (a) above, the Awardee shall be subject to a mandatory holding period of two years for stock acquired by such Awardee upon the lapse of restrictions on the Award, net of funds necessary for payment of applicable taxes. The Committee may waive the holding period if enforcing the holding period would create severe hardship or prevent an Awardee from complying with a court order.  The holding period shall not apply if the Award has been accelerated due to a Change in Control of the Company.

3.                   Other Terms and Conditions.  It is understood and agreed that the Restricted Share Award evidenced hereby is subject to the following additional terms and conditions:

(a)        Certificates.  Each certificate issued in respect of the Restricted Share Award hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Awardee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”).  Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Restricted Shares, not bearing the Restrictive Legend, shall be delivered to the Awardee.

(b)        Rights of a Stockholder.  Prior to the time Restricted Shares are fully vested hereunder, the Awardee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Shares, and Awardee shall have no rights as a stockholder other than the right to vote such Restricted Shares.

(c)        No Right to Continued Employment.  This Restricted Share Award shall not confer upon the Awardee any right with respect to continuance of employment with the Company nor shall this Restricted Share Award interfere with the right of the Company to terminate the Awardee’s employment at any time and for any reason.

4.                   Internal Revenue Code Section 83(b) Election.  The Awardee may make an election under Internal Revenue Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock Award.  Any such election must be made within thirty (30) days after the Grant Date.  If the Awardee elects to make a Section 83(b) Election, the Awardee shall provide the Company with an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service.  The Awardee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election or the failure to timely file the executed election with the Internal Revenue Service.

5.                   Tax Withholding.  No later than the earlier of (i) the date of vesting of the Award; or (ii) the date of a Section 83(b) Election, the Awardee shall pay to the Company an amount sufficient to allow the Company to satisfy any tax withholding obligations the Company may have, or choose to perform, in connection with the Restricted Shares Award. To this end, the Awardee shall, as applicable:

(a)        pay the Company the amount of tax to be withheld (including through payroll withholding with respect to other cash amounts due to Awardee from the Company);

(b)        deliver to the Company other shares of stock of the Company owned by the Awardee prior to such date having a fair market value, as determined by the Committee, not less than the amount of the tax withholding due, which other shares have been owned by the Awardee for more than six (6) months;

(c)        make a payment to the Company consisting of a combination of cash and shares of stock described in (b); or

(d)        when Shares have already vested only, have the Company withhold Shares that would otherwise be delivered to the Awardee at the time of such vesting (but only in an amount which covers the minimum legally required tax withholding).

Notwithstanding the foregoing, it is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Restricted Stock Award.

6.                   References.  References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.                   Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Attn.:  Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s
corporate records, or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

8.                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

9.                   Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

10.                Waiver and Acknowledgement.  The Awardee agrees that the Plan supersedes and replaces all prior stock option and share incentive plans of the Company, and hereby waives any entitlement to future grants of any shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any employment contract or agreement to any options or stock of the Company except as specifically set forth in the Plan, or except as provided in previous grants.

11.                Capitalized and Defined Terms.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

12.                Forfeiture.  This Restricted Share Award is subject to (i) forfeiture as provided under the Company’s Clawback Policy, adopted as of February 28, 2011, as amended from time to time in the discretion of the Company; and (ii) any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable agency.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

STANDARD MOTOR PRODUCTS, INC.

By:

Name:

Title:

AWARDEE

By:

Name:

STANDARD MOTOR PRODUCTS, INC.

STANDARD MOTOR PRODUCTS, INC. 2016 OMNIBUS INCENTIVE PLAN

FORM OF RESTRICTED STOCK AWARD AGREEMENT – NON-EMPLOYEES

THIS AGREEMENT, dated as of ________ , is between Standard Motor Products, Inc. (“Company”), a New York corporation, and ___________ (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2016 Omnibus Incentive Plan (“Plan”) and Awardee wishes to accept the Award under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.                   Award of Restricted Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded ___________ shares of the Company’s Common Stock (“Restricted Shares”), subject to the terms and conditions of the Plan and those herein set forth (“Restricted Share Award”).  The Restricted Share Award is granted as of the date of this Agreement as noted above (“Grant Date”).

2.                   Vesting of Restricted Share Award.  Unless otherwise provided by the Committee, the Restricted Share Award and all amounts receivable in connection with any adjustments to the Shares under Sections 4.4 and 18.2 of the Plan shall be subject to the vesting schedule in this Section 2.

(a)            Vesting Schedule.   This Restricted Share Award shall become fully vested upon the first anniversary of the Grant Date.  In the event the Awardee ceases to be a ___________ for any reason (a “Termination of Service”) before the date the Restricted Share Award has vested, except as provided in Section 2(b) or 2(c) below, the Awardee shall forfeit the entire Restricted Share Award.

(b)            Death or Disability.  In the event of the Awardee’s Termination of Service due to the Awardee’s death or Disability, the Awardee shall be immediately vested in the Award.

(c)            Change in Control.  Notwithstanding any provision of this Section 2 to the contrary, the entire Restricted Share Award shall become immediately vested in full upon a Change in Control of the Company.

(d)            Holding Period.  If the Awardee is subject to the Company’s Stock Ownership Guidelines, adopted as of May 14, 2015, unless waived by the Company, after the end of the vesting period set forth in paragraph (a) above, the Awardee shall be subject to a mandatory holding period of two years for stock acquired by such Awardee upon the lapse of restrictions on the Award, net of funds necessary for payment of applicable taxes. The Committee may waive the holding period if enforcing the holding period would create severe hardship or prevent an Awardee from complying with a court order.  The holding period shall not apply if the Award has been accelerated due to a Change in Control of the Company.

3.                   Other Terms and Conditions.  It is understood and agreed that the Restricted Share Award evidenced hereby is subject to the following additional terms and conditions:

(a)        Certificates.  Each certificate issued in respect of the Restricted Share Award hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Awardee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”).  Upon the vesting of Restricted Shares pursuant to Section 2 hereof, the certificates evidencing such vested Restricted Shares, not bearing the Restrictive Legend, shall be delivered to the Awardee.

(b)        Rights of a Stockholder.  Prior to the time Restricted Shares are fully vested hereunder, the Awardee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Shares, and Awardee shall have no rights as a stockholder other than the right to vote such Restricted Shares.

(c)        No Right to Continued Service.  This Restricted Share Award shall not confer upon the Awardee any right with respect to continuance of service with the Company nor shall this Restricted Share Award interfere with the right of the Company to terminate the Awardee’s service at any time and for any reason.

4.                    Internal Revenue Code Section 83(b) Election.  The Awardee may make an election under Internal Revenue Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock Award.  Any such election must be made within thirty (30) days after the Grant Date.  If the Awardee elects to make a Section 83(b) Election, the Awardee shall provide the Company with an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service.  The Awardee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election or the failure to timely file the executed election with the Internal Revenue Service.  It is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

5.                   References.  References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

6.                   Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Attn.:  Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s
corporate records, or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

7.                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

8.                   Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

9.                   Waiver and Acknowledgement.  The Awardee agrees that the Plan supersedes and replaces all prior stock option and share incentive plans of the Company, and hereby waives any entitlement to future grants of any shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any employment contract or agreement to any options or stock of the Company except as specifically set forth in the Plan, or except as provided in previous grants.

10.                Capitalized and Defined Terms.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

11.                Forfeiture.  This Restricted Share Award is subject to (i) forfeiture as provided under the Company’s Clawback Policy, adopted as of February 28, 2011, as amended from time to time in the discretion of the Company; and (ii) any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable agency.

12.                Company Not Responsible for Awardee’s Tax Liability.  The ultimate liability for all taxes with respect to the Restricted Share Award is and remains the Awardee’s responsibility, and the Company (a) makes no representation or undertakings regarding the treatment of tax in connection with the Award; and (b) does not commit to structure the Restricted Share Award to reduce or eliminate the Awardee’s tax liability.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

STANDARD MOTOR PRODUCTS, INC.

By:

Name:

Title:

AWARDEE

By:

Name:

STANDARD MOTOR PRODUCTS, INC.

STANDARD MOTOR PRODUCTS, INC. 2016 OMNIBUS INCENTIVE PLAN

FORM OF RETENTION AWARD AGREEMENT - RESTRICTED STOCK

THIS AGREEMENT, dated as of ________ , is between Standard Motor Products, Inc. (“Company”), a New York corporation, and ___________  (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2016 Omnibus Incentive Plan (“Plan”) and Awardee wishes to accept the Award under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.                   Award of Restricted Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded ___________ shares of the Company’s Common Stock (“Restricted Shares”), subject to the terms and conditions of the Plan and those herein set forth (“Restricted Share Award”).  The Restricted Share Award is granted as of the date of this Agreement as noted above (“Grant Date”).

2.                   Vesting of Restricted Share Award.  Unless otherwise provided by the Committee, the Restricted Share Award, and all amounts receivable in connection with any adjustments to the Shares under Sections 4.4 and 18.2 of the Plan, shall be subject to the vesting schedule in this Section 2.

(a)            Vesting Schedule.   This Restricted Share Award shall become vested as follows: (a) 25% at age 60, (b) 25% of the non-vested remaining balance at age 63, and (c) the remaining balance at age 65; provided that in the event that an Awardee is age 60 or over as of the Grant Date, then the Restricted Share Award shall become vested on the twelve (12) month anniversary of the Grant Date in such amounts that the Awardee would otherwise be entitled to based on the Awardee’s age at the end of such twelve (12) month vesting period.  In the event the Awardee ceases to be an Employee for any reason (a “Termination of Service”) before the date the Restricted Share Award has vested, except as provided in Section 2(b) or 2(c) below, the Awardee shall forfeit the entire non-vested Restricted Share Award.

(b)            Death, Disability or Involuntary Termination without Cause.  In the event of the Awardee’s Termination of Service due to the Awardee’s death, Disability, or involuntary termination without Cause, the Awardee shall be immediately vested in the entire Restricted Share Award.

(c)            Change in Control.  Notwithstanding any provision of this Section 2 to the contrary, the entire Restricted Share Award shall become immediately and fully vested in full upon a Change in Control of the Company.

3.                   Other Terms and Conditions.  It is understood and agreed that the Restricted Share Award evidenced hereby is subject to the following additional terms and conditions:

(a)        Certificates.  Each certificate issued in respect of the Restricted Share Award hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Awardee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”).  Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Restricted Shares, not bearing the Restrictive Legend, shall be delivered to the Awardee.

(b)        Rights of a Stockholder.  Prior to the time Restricted Shares are fully vested hereunder, the Awardee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Shares, and Awardee shall have no rights as a stockholder other than the right to vote such Restricted Shares.

(c)        No Right to Continued Employment.  This Award shall not confer upon the Awardee any right with respect to continuance of employment with the Company nor shall this Award interfere with the right of the Company to terminate the Awardee’s employment at any time and for any reason.

4.                   Internal Revenue Code Section 83(b) Election.  The Awardee may make an election under Internal Revenue Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock Award.  Any such election must be made within thirty (30) days after the Grant Date.  If the Awardee elects to make a Section 83(b) Election, the Awardee shall provide the Company with an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service.  The Awardee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election or the failure to timely file the executed election with the Internal Revenue Service.

5.                   Tax Withholding.  No later than the earlier of (i) the date of vesting of the Award; or (ii) the date of a Section 83(b) Election, the Awardee shall pay to the Company an amount sufficient to allow the Company to satisfy any tax withholding obligations the Company may have, or choose to perform, in connection with the Award.  To this end, the Awardee shall, as applicable:

(a)        pay the Company the amount of tax to be withheld (including through payroll withholding with respect to cash amounts due to the Awardee from the Company);

(b)        deliver to the Company other shares of stock of the Company owned by the Awardee prior to such date, having a fair market value, as determined by the Committee, not less than the amount of the tax withholding due, which other shares have been owned by the Awardee for more than six (6) months;

(c)        make a payment to the Company consisting of a combination of cash and such shares of stock described in (b); or

(d)        when Shares have already vested only, have the Company withhold Shares that would otherwise be delivered to the Awardee at the time of such vesting (but only in an amount which covers the minimum legally required tax withholding).

Notwithstanding the foregoing, it is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

6.                   References.  References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.                   Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Attn.:  Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s
corporate records, or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

8.                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

9.                   Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

10.                Waiver and Acknowledgement.  The Awardee agrees that the Plan supersedes and replaces all prior stock option and share incentive plans of the Company, and hereby waives any entitlement to future grants of any shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any employment contract or agreement to any options or stock of the Company except as specifically set forth in the Plan, or except as provided in previous grants.

11.                Capitalized and Defined Terms.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

12.                Forfeiture.  This Award is subject to (i) forfeiture as provided under the Company’s Clawback Policy, adopted as of February 28, 2011, as amended from time to time in the discretion of the Company; and (ii) any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable agency.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

STANDARD MOTOR PRODUCTS, INC.

By:

Name:

Title:

AWARDEE

By:

Name: